Exhibit 28(h)(xxvii)
GLOBAL SECURITIES LENDING AGENCY AGREEMENT
This Global Securities Lending Agency Agreement, dated as of March 22 , 2010 (this “Agency Agreement”), is entered into by and between (i) CITIBANK, N.A., a national banking organization (the “Agent”) and (ii) THE PERFORMANCE FUNDS TRUST (the “Lender”), acting on behalf of one or more of its participating portfolios (each a “Portfolio”) listed on Exhibit A (and as the same may be amended from time to time by agreement of the parties). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Lending Agreements (as defined below).
     WHEREAS, the Lender wishes to appoint the Agent, and the Agent is willing to accept such appointment, to lend certain of the Lender’s securities upon the terms and conditions set forth in this Agency Agreement.
     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Lender agree as follows:
1.	Appointment and Acceptance; the Agent’s Authorization.
a. The Lender hereby appoints the Agent, and the Agent hereby accepts its appointment, as the Lender’s securities lending agent with the duties and obligations set forth in this Agency Agreement. No covenants or obligations not set forth herein shall be implied as a result of this Agency Agreement.
b. The Lender hereby authorizes and directs the Agent to arrange and administer loans of securities (the “Loans”) maintained in accounts to be agreed upon by the parties (such accounts, the “Designated Accounts” and the assets and securities contained therein, the “Securities”). Securities that are the subject of a Loan shall be referred to as “Loaned Securities”.
c. The Lender hereby authorizes and instructs the Agent to enter into Loans on behalf of the Lender with the entities identified in Schedule I hereto or as otherwise identified by the Lender in writing from time to time (each, a “Borrower”).
d. Prior to arranging a Loan with a Borrower, the Agent will, on behalf of the Lender, enter into lending agreements substantially in the form of the market standard agreements listed on Schedule VI hereto (such agreements shall be collectively or individually referred to as “Lending Agreements”). The Lender agrees to be bound by the terms and conditions of each Lending Agreement entered into by the Agent on its behalf.
2.	The Agent’s Services. In addition to the foregoing, the Lender hereby authorizes the Agent to perform the following functions:
a. To negotiate rebates and/or lending fees with the Borrowers.
b. To collect from Borrowers the cash, securities or other financial instruments that will serve as collateral for the Loans (“Collateral”). The Lender hereby authorizes and instructs the Agent to accept on behalf of the Lender as collateral for Loans the types of financial instruments identified in Schedule II to this Agency Agreement.
c. To enter into and sign, as agent for the Lender, such documents and instruments, including but not limited to repurchase agreements, tri-party agreements, subscription agreements, asset management agreements or other relevant agreements as are required for the investment of Collateral. The Lender agrees to be bound to the terms of any such agreement.
d. To hold in custody, or enter into any required agreement with a third party custodian that will hold in custody, any and all Collateral delivered by the Borrowers in respect of Loans. Subject to the terms hereof, Collateral held by the Agent shall be segregated on the Agent’s books and records as being maintained solely for the benefit of the Lender.
e. If requested by the Lender, to invest on the Lender’s behalf all cash Collateral delivered by Borrowers in respect of Loans. The Lender hereby authorizes and instructs the Agent to invest cash Collateral pursuant to the parameters outlined on Schedule III to this Agency Agreement. The Agent’s obligation with respect to the investments of cash Collateral shall be to make initial investments of cash Collateral within the parameters of Schedule III or as otherwise instructed by Lender.
f. To perform daily the “mark-to-market” function described in the Lending Agreements as the Lender’s agent and to request and return Collateral as contemplated in the Lending Agreements. The Lender acknowledges that the Agent will calculate the value of Loaned Securities and Collateral by reference to information provided by recognized pricing services, and shall have no liability for any errors or omissions in such information provided by such sources.
g. To collect or arrange for the collection of any interest, dividends or other distributions or other payments of any kind on Loaned Securities (including but not limited to manufactured dividends, if any, and other distributions due to the Lender in respect of the Loan) and pay the same to the Lender.
h. To: (i) terminate or modify any Loan at any time, (ii) terminate its responsibility and obligations as the Agent as to any Loan, upon notice to the Lender at any time, and (iii) review and delete any Borrowers and/or investment counterparties at any time.
3.	Representations and Warranties.
a. The Lender and the Agent each hereby represent and warrant that, throughout the term of this Agency Agreement, and for as long thereafter as a Loan is outstanding: (i) Each party is authorized, under the terms of its organizational documents (including, without limitation, its certificate of incorporation, memorandum and articles of association and bylaws), the terms of any agreements with any third party, and the laws, rules and regulations that govern it, to enter into this Agency Agreement and be bound thereby, to enter into the Loans, and to invest cash received as Collateral, in the case of the Lender as principal and in the case of the Agent as agent; and (ii) The person executing this Agency Agreement on its behalf has been, and all Authorized Persons acting on behalf of such party will have been, duly and properly authorized to do so.
b. Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) the Securities in the Designated Accounts are, and shall be at the time Loans are made, free and clear of all liens and encumbrances except as may be set forth in a custody agreement with Citibank, N.A., and the Lender has full right, title and interest in and to and has not transferred, assigned or encumbered any interest or rights with respect to the Securities, this Agency Agreement, the Lending Agreements or transactions contemplated hereby or thereby and (ii) the Lender is not relying on the Agent to advise it on the suitability for the Lender of entering into any of the Lending Agreements nor the credit worthiness of any particular Borrower.
c. Both parties agree that the representations and warranties contained in this Section 3 shall be ongoing in nature, and shall continue throughout the term of this Agency Agreement. If, during the term of this Agency Agreement, either party has reason to believe that any representation or warranty made hereunder is or soon will not be true and correct, then that party is obliged to notify the other party thereof as soon as reasonably practicable.
d. Agent shall seek to assure that each portfolio receives a fair allocation of lending opportunities vis-à-vis other lenders (which for purposes hereof shall include other portfolios hereunder), taking into account the demand for any availability of Securities, types of Collateral, eligibility of Borrowers, limitations on investments of cash Collateral, tax treatment and similar commercial factors.

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4.	Indemnification.
a. Subject to the limitations contained in Section 5 of this Agency Agreement, the Agent agrees to indemnify and hold harmless the Lender from and against damages, losses, costs and fees incurred by the Lender that result from the Agent’s negligence or willful misconduct in performing its duties hereunder.
b. If there occurs an event of default by the Borrower under a Lending Agreement, which in the sole discretion of the Agent is not a result of an error or omission of an administrative or operational nature and which event terminates a Loan, the Agent shall liquidate the Collateral for its use in connection with this indemnification and either: (i) replace the Loaned Securities or purchase “Equivalent Securities” as that term is defined in the relevant Lending Agreement; or (ii) pay an amount that is equal to the value of the Loaned Securities at the time at which the Loaned Securities were due to have been returned by the Borrower, or, if at such time a value is not determinable, the latest prior time at which a value is determinable.
c. The Lender agrees to indemnify and hold harmless the Agent from and against any and all damages, losses, costs and fees incurred by the Agent that result from: (i) any action taken or omitted to be taken by the Lender pursuant to the terms of this Agency Agreement, or the Lending Agreements; or (ii) as a consequence of carrying out any instructions of the Lender, including, without limitation, instructions transmitted orally, by telephone, telex, facsimile transmission or any other means agreed to between the Lender and the Agent, except where the Agent is negligent or acts with willful misconduct in carrying out those instructions.
5.	Limitation Of Liability.
In addition to any other limits set forth herein:
a. Agent’s liability under section 4.a of this Agency Agreement, whether to Lender or any creditor of Lender shall be limited to an amount equal to the market value of the securities that are the subject of the loan, investment or transaction to which the damage relates calculated at the time of the alleged act or omission giving rise to the indemnification.
b. Under no circumstances shall Agent be liable for (i) special, consequential or indirect damages, lost profits or loss of business, (ii) any liability incurred as a result of the actions or inactions of any depositories not affiliated with the Agent, any third party agents of Agent not affiliated with the Agent (including, without limitation, pricing agencies) or any third party custodian not affiliated with the Agent, provided in each case the Agent has not acted negligently in selecting such third party enitity or (iii) any loss arising out of any suspension of the agent’s duties and obligations hereunder as a result of any law, regulation, decree, order or governmental act that prevents or limits the performance of such duties and obligations (including the suspension of trading), except insofar as that decree, order or governmental act is imposed as a sanction against agent due to an act or omission of the Agent in violation of applicable law.
c. The Agent may refrain from beginning or defending any legal action or proceedings arising out of or in connection with any Loan until it shall have received such indemnity and security as it may require for all costs, claims, expenses (including reasonable attorney’s fees) and liabilities which it will or may expend or incur in relation thereto.
6.	Lien/Set -Off. As security for any liability of the Lender to the Agent, the Lender hereby grants to the Agent a right of set-off against any assets in any custody account that the Lender may have with the Agent.
7.	Subrogation. If the Agent makes any transfer or payment as a result of a failure by a Borrower to return any Loaned Securities, the Lender agrees that the Agent is and will be subrogated to all the Lender’s rights with respect to such failure in and to the Lending Agreements and the Collateral under such Lending Agreements and the Lender hereby assigns to the Agent all such rights.

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8.	Duties of the Lender; Fees.
a. Notwithstanding any other provision in this Agency Agreement to the contrary, the Lender acknowledges and agrees that the investment of cash received as Collateral is for the Lender’s account and risk. The Lender agrees that to the extent any investment losses reduce the amount of cash below the amount required by the Loan and/or mark to market process, the Lender will, on the Agent’s demand, pay to the Agent such amount (together with any applicable fees or charges) in cash, which the Agent will receive and use as, or reimburse for, Collateral. If the Lender fails to make any payment due to the Agent, the Lender will be liable to the Agent for the amount of any such payment, together with interest on such amount, from the date of the Agent’s demand referred to above until payment of such liability.
b. In consideration of the services provided hereunder the Lender agrees to pay to the Agent an amount equal to a fixed percentage of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender’s behalf in respect of any Loans by the Borrowers, and (ii) fees paid in connection with transactions for which non-cash Collateral is provided by Borrowers. These amounts shall be set forth on Schedule IV of this Agency Agreement. The Lender authorizes and directs the Agent to withhold such fees on a monthly basis from the amounts payable to the Lender in respect of such investment and fee income or as otherwise agreed in writing.
9.	Instructions
a. The Agent is entitled to rely and act upon any and all instructions (including, consents and notices) received by the Agent, communciated through any manual or electronic medium or system as agreed to by the parties (“Instructions”) of any person identified by the Lender as an “Authorized Person” in connection with the transaction contemplated hereby until the Agent has received notice of any change from the Lender and has had a reasonable time to note and implement such change. The Agent is authorized to rely upon any Instructions received by any means, provided that the Agent and the Lender have agreed upon the means of transmission and the method of identification for the Instructions. In particular:
(i)	The Lender and the Agent will comply with security procedures designed to verify the origination of Instructions.

(ii)	The Agent is not responsible for errors or omissions made by the Lender or resulting from fraud or the duplication of any Instruction by the Lender, and the Agent may act on any Instruction by reference to an account number only, even if no account name is provided.

(iii)	The Agent may act on an Instruction if it reasonably believes it contains sufficient information.

(iv)	The Agent may decide not to act on an Instruction where it reasonably doubts its contents, completeness, authorization, origination or compliance with any security procedures or where Instructions are given which conflict with each other but the Agent will promptly notify the Lender of its decision.

(v)	If the Agent acts on any Instruction sent manually (including by facsimile or telephone), then, if the Agent complies with the security procedures as referred to under Sub-Clause 9(a)(i) above, the Lender will be responsible for any loss the Agent may incur in connection with that Instruction. The Lender expressly acknowledges that the Lender is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(vi)	Instructions are to be given in the English language.

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(vii)	The Agent may refuse to execute Instructions if, in the Agent’s reasonable opinion, they are contrary to any applicable law, rule or other regulatory requirement, whether arising from any governmental authority, self-regulatory organization or that of a relevant stock exchange, clearing house, settlement system or market.

(viii)	In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, notwithstanding the relevant Instruction to deliver any part of the Collateral against payment or to pay for any part of the Collateral against delivery, the Agent may make or accept payment for or delivery of any part of the Collateral at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.
b. The Lender agrees to provide written instructions related to the termination or modification of the terms of a Loan or otherwise as to the recall of Loaned Securities: (i) by electronic mail or SWIFT message or any other mutually agreed upon delivery method, including without limitation, facsimile transmissions; (ii) to the department or desk of the Agent that is separately identified to the Lender; and (iii) in accordance with the deadlines and cutoff times set forth on Schedule V to this Agency Agreement, and to cause all of its investment managers and/or advisors with access to the Designated Accounts to so advise the Agent, or of any securities in the Designated Accounts it or they, as applicable, shall sell or have sold. The Lender understands that the Agent shall have no liability as a result of the failure of the Lender and/or its investment managers/advisors to give this notice in accordance with the terms of this Section 9.b and the Lending Agreements.
10.	Lender Information. The Agent may rely on the information relating to the Lender, including but not limited to tax-related information, in connection herewith, particularly in agreeing and collecting any income due under a Lending Agreement. Request for such information by the Agent hereunder may be made from time to time during the term of this Agency Agreement. The Agent shall not incur any liability for any loss, damages or costs arising directly or indirectly from the inaccuracy of information provided by the Lender or a failure by the Lender to supply information requested hereunder.
11.	Advances. The Lender agrees to repay the Agent promptly for any advances of funds that the Agent may from time to time, in its sole discretion, make to or for the account of the Lender in connection with and to facilitate the transactions contemplated in this Agency Agreement and the Lending Agreements. In such event, the Lender shall be liable to the Agent for the amount of such advance or payment, together with interest on such amounts, at a rate per annum equal to the Agent’s internal pool fund rate, from the date of the Agent’s advance or the due date of such payment, as appropriate, until payment by the Lender of such liability. The Agent may withhold all such amounts from the amounts payable to the Lender hereunder.
12. Disclosure/Confidentiality.
a. Subject to the terms of this Agency Agreement, the Agent and Lender will at all times respect and protect the confidentiality of this Agency Agreement and will not disclose to any other person any information acquired as a result of or pursuant to this Agency Agreement, unless required to do so by any applicable law, statute, regulation or by any court order or similar process enforceable in any relevant jurisdiction, or if required to do so by any fiscal or regulatory body or self-regulatory organization (whether of a governmental nature or otherwise) in any relevant jurisdiction.
b. The Lender also specifically authorizes the Agent to: (i) disclose information to Borrowers regarding the Lender as those Borrowers request or are required to obtain pursuant to applicable law, rule or regulation, or as deemed necessary in connection with the consummation or maintenance of any Loans; (ii) disclose to third parties information concerning the Securities in the Designated Accounts for the purpose of estimating the potential fees to be paid by Borrowers with respect thereto; and (iii) disclose to its agents and affiliates such information as required or necessary in connection with the consummation of Loans hereunder.

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c. The Lender agrees that no printed materials or other matter (in any language) that mention Citi, Citigroup Inc., Citibank, N.A., Citibank Europe plc, the rights, powers or duties of the Agent or the terms of this Agency Agreement shall be published or disclosed to any third party by the Lender or on the Lender’s behalf unless: (i) Citibank, N.A. shall first have given its specific written consent; or (ii) the Lender is legally required to do so pursuant to any applicable law, rule or regulation to which it is subject.
13.	Non-Public Information, Bank Business and Roles.
a. Notwithstanding anything else contained in this Agency Agreement and any other agreement between the Lender and Citibank, N.A. and its affiliates (collectively, “Citi”):
(i)	the Lender acknowledges that Citibank, N.A. and its affiliates perform a variety of services for a variety of entities, including banking and financial services for Borrowers, and advisor to issuers of the Loaned Securities and Collateral investments of the Lender;

(ii)	the Lender shall not hold Citibank, N.A. or its affiliates liable for its or their failure to make use of, in its role as the Agent within the terms of this Agency Agreement, non-public information it obtains in the course of doing so, the use of which may be prohibited by the legal and regulatory environment and by internal Citi policies, whether or not the use of such information in a specific instance might constitute a breach of any such applicable laws, regulations or polices;

(iii)	the Lender acknowledges that in its role as custodian and processing agent, Citibank, N.A. and its affiliates receive compensation from the Lender in addition to the fees received pursuant to this Agency Agreement, and

(iv)	the Agent has entered, and may enter, into agreements similar to this Agency Agreement with others and the Agent or its affiliates may from time to time lend Securities to or through, or enter into similar transactions with, any Borrower or, where relevant, act as discretionary manager for other clients and therefore agrees that:
(A) the selection of a lender for any particular lending opportunity among all persons having entered into such agreements with the Agent shall be at the Agent’s sole discretion; and
(B) the Agent shall have no duty to inform the Lender of any lending or similar opportunity presented to the Agent or its affiliates or to refrain from taking advantage of any such opportunity but may avail itself of any such opportunity as freely as if there were no relation of principal and agent between the Lender and the Agent.
b. The Lender acknowledges and agrees that the obligations and duties of Citibank, N.A. under this Agency Agreement shall be performed only by Citibank, N.A. and its agents, and shall not be deemed obligations or duties of any other member of the Citi organization.
14.	Notices. Except as otherwise specifically provided herein, all notices and other communications shall be in writing in the English language and shall be made either by facsimile or by prepaid first class mail (except that notice of termination, if mailed, shall be sent by prepaid registered or certified mail) at the address listed in Schedule VII or at such other address as a party may advise the other parties hereto in writing from time to time.
15. Termination.
a. Each party may terminate this Agency Agreement and the Agent’s authorization as securities lending agent for the Lender at any time upon giving not less than fifteen (15) days prior written notice to the other. The parties hereby acknowledge and agree that, even after notice of termination of this Agency Agreement is given and effective, the Agent shall continue (unless specifically instructed to terminate or

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novate the Loans) to act as the Agent for the Lender as set forth herein with respect to any Loans outstanding at the time notice of termination is given until such Loans terminate.
b. Notwithstanding anything else contained herein, the following terms shall survive the termination of this Agency Agreement: 4, 5, 6, 7, 8, 11, and 12.
16.	Miscellaneous.
a. No Advice, No Duty to Monitor. The Lender acknowledges and agrees that the Agent does not owe to, nor is it obligated to perform on behalf of, the Lender any investment advisory duties or responsibilities, nor shall the Agent have any duty to monitor investments of cash received as Collateral after the time of initial investment.
b. No Third Party Beneficiaries. This Agency Agreement is between the parties hereto and is not intended to confer any benefits on third parties, including without limitation any Borrower, any counterparty in a transaction with the Lender, or any third party service provider for the Lender or the Agent.
c. Force Majeure. Neither party shall be responsible to the other for any loss caused by a natural, regulatory or societal event due to any cause beyond its reasonable control, such as a natural disaster, nationalization, currency restriction, act of war, act of terrorism, act of God, postal or other strike affecting the market infrastructure, unavailability of communications systems, sabotage or the failure, suspension or disruption of any relevant stock exchange, clearance system or market.
d. Amendments. This Agency Agreement shall not be amended except by a written agreement between the parties and any purported amendment made in contravention of this section shall be null and void and of no effect whatsoever.
e. Assignment. This Agency Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. A party may not assign, transfer or charge all or any rights, benefits or obligations hereunder without the written consent of the other party. Any purported assignment, transfer or charge made in contravention of this section shall be null and void and of no effect whatsoever.
f. Entire Agreement. This Agency Agreement, and all current executed Schedules and Exhibits hereto shall constitute the entire agreement between the parties and, unless otherwise expressly agreed in writing, shall supersede all prior agreements and understandings, written or oral relating thereto, between the parties.
g. No Implied Waiver. The parties hereto agree that (i) the rights, powers, privileges and remedies stated in this Agency Agreement are cumulative and not exclusive of any rights, powers, privileges and remedies provided by law, unless specifically waived, and (ii) any failure or delay in exercising any right, power, privilege or remedy will not be deemed to constitute a waiver thereof and a single or partial exercise of any right, power, privilege or remedy will not preclude any subsequent or further exercise of that or any other right, power, privilege or remedy.
h. Further Assurances. The Lender agrees to provide such additional information and execute and deliver such further documentation as the Agent may reasonably request in connection with and in furtherance of the transactions authorized herein. In addition to additional documentation as noted in the preceding sentence, the parties agree to the additional terms outlined in Schedule VII in furtherance of the transactions authorized herein.
i. Partial Invalidity. In the event that any provision of this Agency Agreement, or the application thereof to any person or circumstances, shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agency Agreement, and the application of such provisions to persons or circumstances other than those as to which it is held invalid or

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unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law in such jurisdiction.
j. Lender’s Investment Objective. The Lender’s investment objective in authorizing the Agent to lend Securities and, where relevant, to invest cash Collateral, is to enhance the income derived from the Lender’s assets which from time to time are subject to the terms of this Agency Agreement.
k. Recordkeeping and Reports. Agent shall establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. A party shall comply with reasonable requests of the other party for information necessary to the requester’s performance of its duties hereunder.
l. Governing Law and Jurisdiction; Compliance with Laws.
(i)	This Agency Agreement shall be governed by and construed in accordance with the internal laws (and not laws of conflicts) of the country, and if applicable, the state, in which the office of the Agent with which the Lender has its principal securities lending relationship is located. The parties agree that the courts of the such country and, if applicable, such state, shall have jurisdiction to hear and determine any suit, action and proceeding and settle any dispute which may arise out of or in connection with this Agency Agreement; and for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts. The specific office and jurisdiction are identified in Schedule VII, in addition to such additional terms or conditions as may be applicable.

(ii)	Each party hereto irrevocably waives (A) any right to a trial by jury, if applicable; (B) any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court designated hereby, any claim that such actions or proceedings have been brought in an inconvenient forum and the right to object that any court designated hereby does not have jurisdiction over such party; and (C) to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or similar grounds from actions or proceedings by or in any court, and irrevocably agrees, to the fullest extent permitted by applicable law, that it will not claim such immunity in any such actions or proceedings.

(iii)	The Lender acknowledges and agrees that the Agent’s performance of this Agency Agreement is subject to the relevant local laws, regulations, decrees, orders and government acts and the rules, operating procedures and practices of any relevant stock exchanges, clearance systems or market where or through Loans are to be carried out and to which the Agent may be subject and as exist in the country in which any Securities or Collateral are held.
l. Counterparts. This Agency Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Securities Lending Agency Agreement to be executed as of the date set forth above.

CITIBANK, N.A., Agent		THE PERFORMANCE FUNDS TRUST, Lender

By:	/s/ Laurie Zeppieri Name: Laurie Zeppieri	By:	/s/ Teresa F. Thornhill Name: Teresa F. Thornhill
	Title: Managing Director		Title: President

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Exhibit A
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
LIST OF PARTICIPATING PORTFOLIOS
Performance Money Market
Performance Short Term Gov’t Income
Performance Intermediate Term Income
Performance Large Cap Equity
Performance Mid Cap Equity
Performance Leaders Equity

I

Schedule I
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
SECURITIES LENDING BORROWERS
LENDER: THE PERFORMANCE FUNDS TRUST
US BORROWERS LIST
1.	Banc of America Securities, LLC
2.	Cantor Fitzgerald & Co.
3.	Cantor Fitzgerald Securities
4.	Credit Suisse Securities (USA) LLC
5.	Deutsche Bank Securities, Inc.
6.	Goldman Sachs & Co.
7.	J.P. Morgan Chase Bank, N.A.
8.	J.P. Morgan Securities, Inc.
9.	Merrill Lynch Government Securities, Inc.
10.	Merrill Lynch Pierce Fenner & Smith Inc.
11.	Morgan Stanley & Co., Incorporated
12.	Morgan Stanley Securities Services, Inc.
13.	UBS Securities
14.	Wachovioa Bank, National Association
15.	Wachovia Capital Markets, LLC

THE PERFORMANCE FUNDS TRUST

By:	/s/ Teresa F. Thornhill Name: Name: Teresa F. Thornhill
Title: President

Date:

II

Schedule II
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Collateralization Parameters
The Agent shall accept only the following types of Collateral in an amount equal to or greater than the designated maintenance requirement (for the specific type of Loan) for any Loans entered into pursuant to authority in the Securities Lending Agency Agreement:
1.	A. Collateral
(i)	Cash;

(ii)	US Government Securities ;

(iii)	Irrevocable Bank Letters of Credit;

*	Note: The Lender consents that cash received as Collateral may be invested in obligations of Citigroup and/or its affiliates, provided that such investments of cash received as Collateral meet all of the conditions set forth in the Investment Guidelines attached hereto.
1.	B. Maintenance Requirements
No less than 102% of the market value of the Loaned Securities where the Loaned Securities and the Collateral therefor are denominated in the same currency, or 105% if the Loaned Securities and Collateral therefor are denominated in different currencies.

CITIBANK, N.A.		THE PERFORMANCE FUNDS TRUST
as Agent		as Lender

By:	/s/ Laurie Zeppieri Name: Laurie Zeppieri	By:	/s/ Teresa F. Thornhill Name: Teresa F. Thornhill
	Title: Managing Director		Title: President

Dated as of:

I

Schedule III
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
INVESTMENT GUIDELINES FOR
SECURITIES LENDING CASH COLLATERAL
LENDER:  THE PERFORMANCE FUNDS TRUST
A.	PERMISSIBLE INVESTMENTS
1.	Instruments
Both fixed-income securities and other securities with debt-like characteristics on a fixed rate and floating rate basis are permitted, including:
o	Asset Backed Securities

o	Bank Notes

o	Bankers’ Acceptances

o	Certificates of Deposit

o	Commercial Paper, including unregistered Commercial Paper

o	Corporate Bonds

o	Second Tier Commercial Paper (paper not receiving at least one rating from an “NRSRO”
▪	(as defined in F.1(i) below) in the categories listed in F.1(i) below)
o	Deposit Notes

o	Investment Agreements, Funding Agreements, or GICs entered into, with, or guaranteed by an insurance company

o	Loan Participations

o	Master Notes

o	Medium Term Notes

o	Reverse Repurchase Agreements, subject to the requirements of paragraph E

o	Sovereign obligations of any country that is a member of the Organization for Economic Co-operation and Development (OECD) or the European Union (EU), which shall include securities issued or guaranteed as to principal and interest by such a sovereign, or by its agencies, instrumentalities, establishments or the like (collectively “Sovereign Obligations”)

o	Time Deposits

o	U.S. Government Securities, which shall include securities issued or guaranteed as to principal and interest by the United States Government, its agencies, instrumentalities or establishments
2.	Commingled Vehicles
In addition, for purposes of these guidelines, (a) shares of a money market mutual fund registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended, (b) shares of money market mutual funds and interest in offshore commingled vehicles rated at least A- by any one NRSRO, and (c) units in a short term collective investment fund managed by the Agent shall be: (i) permissible investments, (ii) subject to no limitation under the Concentration Guidelines in paragraph C, (iii) deemed to have a “Final Maturity” of one day for purposes of the Maturity Guidelines in paragraph D, and (iv) not subject to the Quality Guidelines in paragraph F.
3.	Currency
Shall be limited to the same currency in which the loan collateral is denominated.
4.	Non-U.S. Issuers
Provided that an issuer otherwise meets the criteria set forth in these guidelines, there is no geographic limitation.
5.	Bank and Affiliate Issues
Provided that a security issued by the Agent or an affiliate of the Agent otherwise meets the eligibility criteria set forth in these guidelines, it shall be a permissible investment. (Purchases of eligible securities may be made from and sales may be made to an affiliate of the Agent.) In addition, shares and interests coming within A.2 (a) and (b) where issued by the Agent shall also be permissible.
B.	PROHIBITED INVESTMENTS
1.	Equity Securities
Equity securities are generally prohibited, except that equity securities that (i) have predominantly debt characteristics (such as owner trust certificates) or (ii) are permitted under E.1 below, are not prohibited.
2.	Certain Derivatives
No investment shall be made in any instrument whose coupon rate moves in the opposite direction of the index to which such instrument is tied. In addition, in the event that investments are made in instruments whose coupon rate moves when the index to which such rate is tied moves, such investments shall only be in those of such instruments whose movements in the coupon rate are equivalent to movements in the index.
3.	Floating Rate Securities
Floating rate securities with an interest rate cap, with the exception of those capped to comply with state usury laws.
C.	CONCENTRATION GUIDELINES
(i)	The greater of 25 million or 10% of the total assets available for investment on behalf of the Lender, measured at the time of purchase, may be invested in the securities of a single issuer other than U.S. Government Securities, repurchase agreements and the commingled vehicles identified in paragraph A, as to which there is no limitation.

(ii)	The purchase of Second Tier commercial paper shall be limited to 10% of the total assets available for investment, with no one issuer accounting for 2.5% of the available assets.

(iii)	With respect to these limits, par values will be used to measure conformity to limits expressed in dollars, while purchase prices will be used for limits expressed in percentages.

(iv)	The acceptance of non-investment grade collateral for Reverse Repurchase Agreements (E.1) shall be limited to 10% of the total assets available for investment (see Section F.1(ii) for the definition of investment grade).
D	MATURITY GUIDELINES
1.	Fixed rate instruments: shall have a Final Maturity at the time of purchase that does not exceed 2 years.

2.	Floating rate instruments: U.S. Government Securities shall have a Final Maturity that does not exceed 5 years, while all other floating rate instruments shall have a Final Maturity that does not exceed 3 years.

3.	“Final Maturity” for purposes of these guidelines means the earliest of: (i) the date noted on the face of the instrument as the date on which the principal amount must be paid or (ii) in the case of an instrument with an unconditional put or unconditional demand feature, the date on which the principal amount of the instrument can be recovered by demand. With respect to asset backed securities, the expected final maturity shall be deemed to be the Final Maturity.

4.	Second Tier Commercial Paper will be limited to a maximum maturity of three months.

5.	A repurchase agreement shall be deemed to have a maturity equal to the period remaining until the date on which the repurchase of the underlying securities is scheduled to occur or, where no date is specified but the agreement is subject to a demand, the notice period applicable to a demand for the repurchase of the securities.

6.	The maximum weighted average maturity of all investments, excluding investments matched to term loans, on behalf of Lender shall not exceed 120 days at the time of purchase.

7.	For purposes of calculating weighted average maturity in D. 6 above, a floating rate instrument shall be deemed to have a maturity equal to the period remaining until the next readjustment of the interest rate.
E.	REVERSE REPURCHASE AGREEMENTS (including term)
1.	Permitted Collateral
•	Asset-backed securities

•	Collateralized Mortgage Obligations

•	Corporate obligations

•	Corporate obligations (non-investment grade)

•	Mortgage-backed securities, including private label issuers

•	Money market instruments (including, but not limited to, certificates of deposit, bank notes, deposit notes, bankers’ acceptances and commercial paper

•	Publicly traded U.S. Dollar-denominated equities, together with equity-like securities (including, but not limited to, convertible debt, exchange traded funds, ADRs, warrants and rights)

-	Sovereign obligations, which shall include securities issued or guaranteed as to principal and interest, or its agencies, instrumentalities or establishments

-	Supranational Issues
F.	QUALITY GUIDELINES
1.	Ratings

(i)	Except with respect to permitted collateral for reverse repurchase agreements (E.1.) and as noted below, a permissible investment must have a minimum short-term rating as provided by a Nationally Recognized Statistical Rating Organization (“NRSRO”) as follows:
Any one of the following: A-1 by Standard & Poors (“S&P”), P-1 by Moody’s Investor Services (“Moody’s”), F-1 by Fitch (or an equivalent rating by another NRSRO).
Second Tier Commercial Paper must have a minimum rating of:
Any two of the following: A-2 by S&P, P-2 by Moody’s, F-2 by Fitch or equivalent rating by another NRSRO.
A security without its own rating shall be considered to be rated if the issuer of the security is rated with respect to: (i) a class of short-term debt obligations, in the case of short-term ratings, or (ii) a class of long-term debt obligations, in the case of long-term ratings, or (iii) any security of the issuer within a class the same as the unrated security that is comparable in priority of payment to the unrated security to be purchased.

Long-term ratings shall be used only if a security is not rated and no security of the same issuer that is comparable in priority with such security is rated. Where a long-term rating is used, the issuer must have a minimum long-term rating as follows:
Any one of the following: A- by S&P, A3 by Moody’s, A- by Fitch or equivalent rating by another NRSRO
(ii)	Permitted collateral for reverse repurchase agreements (see E.1.) must have an investment grade rating from at least two NRSROs, except equities and non-investment grade corporate obligations need not be rated. The term investment grade rating shall mean a rating of at least Baa2 by Moody’s or BBB by S&P or BBB by Fitch.

2.	Downgrades

Securities may not be purchased based on an S&P, Moody’s, Fitch or another NRSRO’s rating where the applicable NRSRO has announced publicly that it is examining the relevant rating for a possible downgrade. The foregoing limitation shall not apply to securities rated A-1+ by S&P.

In the event that a security held falls below the minimum guideline as detailed in this paragraph F as a result of being downgraded by an NRSRO, the Agent shall notify the Lender and await instructions as to whether the affected security should be sold. In the absence of a contrary instruction, the Agent shall take no action in respect of the affected security. In no event shall the Agent be liable for any consequences of a rating downgrade, including, but not limited to, retention of the affected security in the absence of a sale instruction from Lender. Lender acknowledges that any loss from a sale shall be for its account.

G.	Extension Trades
From time to time a particular holding may be sold and a different issue purchased in its stead (an “extension trade”). An extension trade allows the seller to realize a gain on the issue being sold, while reinvesting the proceeds (ex the gain) into other paper. In such cases the gain, as measured by the excess of the sale price over the amortized cost of the holding being sold, shall be subject to the earnings sharing arrangement between and Lender as set out in the Agent compensation (or analogous) section of the Agreement to which these guidelines are annexed.
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Each Lender should regularly analyze these guidelines to determine their continued appropriateness, recognizing that all investments bear risk and that return of principal is not assured. Please indicate your acceptance of these guidelines by signing in the space provided below.

By:	/s/ Teresa F. Thornhill Name: Name: Teresa F. Thornhill
Title: President
Date:

Schedule IV
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Fees And Revenue Percentage Payment By the Lender
Pursuant to section 8.b. of the Agency Agreement, the Lender agrees to pay to the Agent 30% of (i) the investment income (net of rebates) on cash Collateral delivered to the Agent on the Lender’s behalf in respect of any Loans by the Borrowers and (ii) fees paid by a Borrower with respect to a Loan for which non-cash Collateral is provided.
Other Fees:

Schedule V
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
Cutoff Times For Returns and Other Notices
1.	Daily deadlines for the Lender’s requests to terminate a loan under Section 9.b. of the Agency Agreement are as follows:
o	For U.S. Equities and U.S. Corporate bonds via DTC it is 12:30 PM – automated via DTC

o	For U.S. Governments via the Fed it is 9AM EST.

o	For European loans that are to be returned same day – 8 AM EST

o	For European loans that are to be returned next day – close of business day prior

o	For Latin American loans that are to be returned same day – 10 AM EST

o	For all other markets – close of business day (EST) prior or as specifically stated in Annex 2 to Schedule VII for the markets indicated therein.

Schedule VI
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
APPROVED LENDING AGREEMENTS

TYPE OF SECURITIES	APPLICABLE LENDING AGREEMENT*
US Securities	Master Securities Lending Agreement (1984)

*	Note: Agent shall provide Lender with a copy of the applicable Lending Agreement upon request.

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Schedule VII
to the Global Securities Lending Agency Agreement,
Between CITIBANK, N.A., As the Agent
and the Lender
A.	Office of Agent in which relationship and transactions for Lender are managed:

Citibank, N.A. New York Branch

B.	Notices:	If to Agent:	Citibank, N.A.
Securities Finance
111 Wall Street, 15th Floor
New York, New York 10005
Tel: 212-657-1121
Fax: 212-825-5874

		If to Lender:	Performance funds Trust
3435 Stelzer Road
Columbus, Ohio 43219
Tel: ___________________
Fax: ___________________
Attention: Teresa Thornhill
C.	Governing Law and Jurisdiction: New York law/Courts in State of New York
D.	Additional Terms:
I.	The Lender irrevocably appoints the person whose details are listed below as its agent for service of process. If for any reason that person ceases to be able to act as such, the Client must immediately appoint another person within the jurisdiction noted above to be its agent for service of process.

Name:	Curtis Barnes
Address:	Citi Fund Services Ohio, Inc.
100 Summer Street, Suite 1500
Boston, MA 02110
II.	Use of Agents
The Lender authorizes the Agent to enter into any agreement necessary to delegate its functions pursuant to this Agency Agreement to any of the following in connection with tri-party repurchase transactions and tri-party collateral services:
1.	The Bank of New York

2.	The JPMorgan Chase Bank

3.	Euroclear Bank

4.	Clearstream Bank Luxembourg
III.	US Jurisdictional Requirements

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A.	Lender represents and warrants that, throughout the term of this Agency Agreement, and as long thereafter as a Loan is outstanding: (i) the Lender is an “accredited investor” as that term is defined in Regulation D under the Securities Act of 1933, as amended; (ii) the Lender is a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended; (iii) the Lender is a “qualified client” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended; (iv) the Lender is a “qualified institutional buyer”, as that term is defined by Rule 144A promulgated under the Securities Act of 1933; and (v) the Lender is a “qualified investor” as that term is defined in section 3(a)(54) of the Securities Exchange Act of 1934, as amended.

B.	As security for any liability of the Lender to the Agent, the Lender hereby pledges and assigns to, and grants to the Agent a continuing security interest in and a lien on, the Collateral and the proceeds thereof and the Agent shall have, with respect thereto, all of the rights and remedies of a secured party under applicable law.

C.	Lender agrees to the additional procedures outlined in Annex 2 to this Schedule VII for Loans conducted in the indicated jurisdictions outside the United States.

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